Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number: 333-285084

Ford Interest Advantage Demand Notes FDAF NAME Invest in Ford Credit and earn 4.50% * Learn More about this convenient, flexible and liquid investment https://www.ford.com/finance/investor - center/ford - interest - advantage/ Important Disclosure The Notes issued under the Ford Interest Advantage Program are unsecured debt obligations of Ford Motor Credit Company LLC. T hey are not insured by the Federal Deposit Insurance Corporation, they are not guaranteed by Ford Motor Company, and they do not constitute a bank account. Ford Interest Advantage is not a money market mutual fund. As an investme nt in the debt of one company (Ford Credit), the Notes do not meet the diversification or investment quality standards for money market funds set forth in the Investment Company Act of 1940. The Notes available through Ford Interest Advantage are issued by Ford Motor Credit Company and are offered only in the Unite d S tates. This communication does not constitute an offer to sell or a solicitation to invest in the Notes in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offe r o r solicitation in any such jurisdiction. Ford Interest Advantage is intended for non - institutional investors only. U.S. citizens and resident aliens with a U.S. Taxpayer ID (i.e., Social Security number) may apply. Ford Credit has filed a registration statement (including a prospectus) with the Securities and Exchange Commission relating to the offering of Ford Interest Advantage Notes. Before you invest, you should read the prospectus in the Registration Statement and the other documents Ford Credit has filed with the SEC for more complete information about Ford Credit and the For d Interest Advantage Note program. The documents may be obtained free of charge through EDGAR on the SEC Website. Alternatively, Ford Credit will send you a prospectus upon request by calling 1 - 800 - 462 - 2614. * Rate as of 3/10/2025. Minimum investment required is $1,000. Fees apply if balance falls below this amount.